GE COMPLETES ONE-FOR-EIGHT REVERSE STOCK SPLIT

BOSTON — July 30, 2021 — GE (NYSE:GE) announced today that it has completed the previously announced reverse stock split of GE common stock at a ratio of 1-for-8, with a proportionate reduction in the authorized shares of its common stock, and reduction in the par value of common stock to $0.01 per share.

The reverse stock split, authorized share reduction and par value reduction were approved by GE shareholders at the annual meeting of shareholders on May 4, 2021. GE filed an amendment to its certificate of incorporation, which was accepted for filing by the New York Department of State on July 30, 2021.

GE common stock will begin trading on a split-adjusted basis when the New York Stock Exchange opens on August 2, 2021 and will continue trading on the New York Stock Exchange under the symbol “GE”, with a new CUSIP number (369604 301), and on the London Stock Exchange under the symbol “GEC”, Euronext Paris under the symbol “GNE”, the SIX Swiss Exchange under the symbol “GE” and the Frankfurt Stock Exchange under the symbol “GEC”, each with a new ISIN number (US3696043013).

As a result of the reverse stock split, every eight shares of GE common stock issued and outstanding or held as treasury shares were automatically combined into one share of GE common stock. This reduced the number of outstanding shares of GE common stock from approximately 8.8 billion to approximately 1.1 billion. Outstanding GE equity-based awards and shares or share units under GE benefit plans were proportionately adjusted.

No fractional shares were issued in connection with the reverse stock split. Shareholders that would hold a fractional share as a result of the reverse stock split will receive a cash payment in lieu of such fractional shares.

The company’s transfer agent, Equiniti Trust Company (“EQ”), is acting as exchange agent for the reverse stock split. GE shareholders holding their shares of common stock in book entry form or in “street name” through a bank, broker or other nominee and holders of shares held in certificated form with an aggregate value of $2,000 or less as part or all of an account holding do not need to take any action in connection with the reverse stock split. GE shareholders holding their shares of common stock in certificated form with an aggregate value of more than $2,000 as part or all of an account holding will receive a letter of transmittal from EQ shortly following the effective date. EQ can be contacted toll free at 1-800-786-2543, or directly at 1-651-450-4064.

Additional information concerning the reverse stock split can be found in GE’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on March 22, 2021, as well as on GE’s Investor Relations website, https://www.ge.com/investor-relations.

About GE

GE (NYSE:GE) rises to the challenge of building a world that works. For more than 125 years, GE has invented the future of industry, and today the company’s dedicated team, leading technology, and global reach and capabilities help the world work more efficiently, reliably, and safely. GE’s people are diverse and dedicated, operating with the highest level of integrity and focus to fulfill GE’s mission and deliver for its customers. www.ge.com

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